ADVANCED ENERGY INDUSTRIES, INC.
2008 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Advanced Energy Industries, Inc., a Delaware corporation (the “Company”), hereby grants restricted stock units (“RSUs”) relating to shares of its common stock, $0.001 par value (the “Stock”), to the individual named below as the Grantee. The terms and conditions of the grant are set forth in this Agreement and in the Advanced Energy Industries, Inc. 2008 Omnibus Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Agreement have the meanings given to them in the Plan.
Attachment

This is not a stock certificate or a negotiable instrument.

Stock Unit Transferability
This grant is an award of restricted stock units in the number set forth on the cover sheet, subject to the vesting conditions described below (“RSUs”). Your RSUs may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may your RSUs be made subject to execution, attachment or similar process.

Vesting
Your RSUs shall vest according to the schedule set forth on the cover sheet; provided, that, you remain in Service on the relevant vesting dates. If your Service terminates for any reason, you will forfeit any RSUs in which you have not yet become vested.
Notwithstanding anything in this Agreement to the contrary, your RSUs shall not vest unless and until you confirm that you are not obliged to make any Hart-Scott-Rodino filings in connection with the vesting of your award of RSUs.

Delivery of Stock Pursuant to Vesting of RSUs
A certificate for the shares of Stock represented by your RSUs typically shall be delivered to you upon vesting, unless the Administrator (in its sole discretion) allows you elect to defer delivery of such Stock and you make such election in a timely manner. If your Service terminates for a reason other than for Cause prior to such date, you will instead be delivered a certificate for the vested portion of your RSUs represented by this Agreement. If your Service terminates for Cause, you shall forfeit of all of your RSUs.

Notwithstanding the preceding paragraph:

•    If you are a “key employee” within the meaning of Section 409A of the Code and shares would otherwise be delivered to you on account of your separation from Service, then such shares shall not be delivered to you until six months after your separation from Service; and

If the shares relating to the vested RSUs would otherwise be delivered during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell shares of Stock in the open market or (ii) restricted from selling shares of Stock in the open market because you are not then eligible to sell under the Company’s insider trading or similar plan as then in effect (whether because a trading window is not open or you are otherwise restricted from trading), delivery of the shares related to the vested RSUs may be delayed until no earlier than the first date on which you are no longer prohibited from selling shares of Stock due to a lock-up agreement or insider trading plan restriction; provided, however, that the delivery of the shares related to vested RSUs will be made within 2 ½ months after the end of taxable year in which the RSUs vest or such other time as is required to comply with the requirements of Section 409A of the Internal Revenue Code.

Deferral of Delivery of Stock
The American Jobs Creation Act of 2004 added Section 409A to the Internal Revenue Code. Section 409A of the Internal Revenue Code provides that deferred compensation that is not structured to satisfy Section 409A may result in accelerated federal income taxation, a 20% penalty tax applied in addition to federal income tax otherwise owed and, potentially, interest for any underpayment of tax at the ordinary underpayment rate plus one percentage point. RSUs that allow for deferral of delivery of stock following vesting are likely to be impacted. For this reason, unless you have received written notice otherwise, the Administrator does not intend to allow for such deferral.

Withholding Taxes
You agree, as a condition of this grant, that you will make acceptable arrangements to pay any withholding or other taxes that may be due as a result of vesting in RSUs or your acquisition of Stock under this grant. In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to your RSUs, the Company will have the right to: (i) require that you arrange such payments to the Company, (ii) withhold such amounts from other payments due to you from the Company or any affiliate, or (iii) cause an immediate forfeiture of shares of Stock subject to the RSUs granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Corporate Transaction
Notwithstanding the vesting schedule set forth above, upon the consummation of a Corporate Transaction, the RSUs will become 100% vested if it is not assumed, or equivalent RSUs are not substituted for the RSUs, by the Company or its successor.

Employment Rights
This Agreement does not confer on you any right with respect to continuance of employment or other service with the Company or of its affiliates, nor will it interfere in any way with any right the Company or its affiliates would otherwise have to terminate or modify the terms of your employment or other service at any time.
You acknowledge and understand that this grant of RSUs and any future RSUs granted under the Plan are wholly discretionary in nature and are not to be considered part of any normal or expected compensation that is or would be subject to severance, resignation, redundancy or similar pay, other than to the extent required by local law.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the RSUs, unless and until the Stock relating to the RSUs has been delivered to you.
Adjustments
In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of RSUs covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Colorado, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Stock Plan Administrator to request paper copies of these documents.

Consent to Process Personal Data
You acknowledge that in order to perform its requirements under this Plan, the Company and its affiliates may process sensitive personal data about you. Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about you. You hereby give explicit consent to the Company to process any such personal data and/or sensitive personal data. You also hereby give explicit consent to the Company to transfer any such personal data and/or sensitive personal data outside the country in which you are employed, and to the United States. The legal persons for whom such personal data are intended are Advanced Energy Industries, Inc. and E*TRADE. You have been informed of your right of access and correction to your personal data by applying to Advanced Energy’s stock plan administrator.

The Plan
The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of RSUs. Any prior agreements, commitments or negotiations concerning this grant are superseded. The Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.
You understand that the Company has reserved the right to amend or terminate the Plan at any time, and that the grant of an RSU under the Plan at one time does not in any way obligate the Company or its affiliates to grant additional RSUs in any future year or in any given amount.

By accepting this Agreement, you agree to all of the terms and conditions described above and in the Plan.

ADVANCED ENERGY INDUSTRIES, INC.
2008 OMNIBUS INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT ADDENDUM

This Addendum is incorporated into the Restricted Stock Unit Agreement (“Agreement”), granted under the Advanced Energy Industries, Inc. 2008 Omnibus Incentive Plan (the “Plan”). The provisions set forth below shall apply to certain Grantees performing services outside the United States as specified herein. As designated below, the provisions set forth in this Addendum shall substitute the identified corresponding provisions of the Agreement in their entirety.

The following shall apply with respect to the vesting of an RSU if, on the date of such vesting, you are a resident in China:

Delivery of Stock Pursuant to Vesting of RSUs
Upon the vesting of this RSU, you shall authorize the Company to direct the broker to immediately sell any and all shares of Stock that otherwise would have been delivered net of applicable withholding taxes and acquisition consideration due to the Company. This Agreement shall serve as your express authorization to immediately sell any and all shares of Stock to be acquired upon the vesting of this RSU. As soon as reasonably practical, you shall be entitled to payment of the proceeds resulting from such sale, net of the applicable tax withholding and acquisition consideration (if any) due to the Company.

Withholding Taxes
You agree, as a condition of this grant, that the Company shall have the right to cause an immediate forfeiture of a number of shares of Stock subject to the RSUs granted pursuant to this Agreement in an amount equal to the withholding or other taxes due to the Company.

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